July 2015
Pricing Sheet dated July 21, 2015 relating to
Preliminary Pricing Supplement No. 404 dated July 6, 2015 to
Registration Statement No. 333-200365
Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Trigger Jump Securities due July 26, 2017

Based on the Performance of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

PRICING TERMS – JULY 21, 2015
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return (the “index”)
Aggregate principal amount:	$1,397,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	July 21, 2015
Original issue date:	July 24, 2015 (3 business days after the pricing date)
Maturity date:	July 26, 2017
Valuation date:	July 21, 2017, subject to adjustment for non-index business days and certain market disruption events
Payment at maturity:

At maturity, you will receive for each security that you hold an amount of cash equal to:

•      if the final index value is greater than or equal to the initial index value, $1,000 plus the upside payment, or

•      if the final index value is less than the initial index value but greater than or equal to the downside threshold, the stated principal amount of $1,000, or

•      if the final index value is less than the downside threshold,

$1,000 × index performance factor.

Under these circumstances, you will lose more than 15%, and possibly all, of your investment in the securities.

Index performance factor:	The final index value divided by the initial index value
Upside payment:	$270.00 per security (27.00% of the stated principal amount)
Downside threshold level:	208.64967, which is equal to 85% of the initial index value
Initial index value:	245.4702, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index closing value:	On any day, the official settlement price of the index, as published by the index publisher or its successor on such day.
CUSIP / ISIN:	61762GED2 / US61762GED25
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$936.30 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$20.00(1)
		$5.00(2)	$975.00
Total	$1,397,000	$34,925	$1,362,075
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $20.00 for each security they sell. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

(3)	See “Description of Securities—Use of proceeds and hedging” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 404 dated July 6, 2015

Prospectus Supplement dated November 19, 2014	Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.